UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2006

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Texas	333-62216	74—3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1116 S. OLD TEMPLE ROAD
LORENA, TEXAS 76655
(Address of principal executive offices / Zip Code)

512-583-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01.   Entry into a Material Definitive Agreement.

Effective December 30, 2005, Health Discovery Corporation (the “Company”) and certain holders of promissory notes (the “Notes”) issued by the Company entered into amendments to defer all remaining payments under the Notes until October 2007. The Notes were issued by the Company in July 2004 as consideration for the purchase of interests in the support vector machine patent portfolio and had aggregate remaining payments of approximately $360,000.00 due on January 1, 2006, and May 1, 2006. The deferred amounts will accrue interest at a rate of 18%, which will be paid in shares of the Company’s common stock valued at $0.24 per share. The form of amendment is attached hereto as exhibit 99.1.

On December 30, 2005, the Company and Dr. Stephen Barnhill, the Company’s Chief Executive Officer, entered into an amendment to Dr. Barnhill’s employment agreement whereby Dr. Barnhill will defer 60% of his gross annual salary until January 1, 2008, representing total deferred payments of $360,000. A copy of the amendment to Dr. Barnhill’s employment agreement is attached hereto as Exhibit 99.2.

Item   8.01

On December 30, 2005, the Company amended its insider trading policy to permit stock trading programs under Rule 10b5-1 of the Securities and Exchange Commission. The rule permits employees to adopt written plans at a time when they are not in possession of material nonpublic information and to sell shares according to plan on a regular basis (for example, weekly or monthly), regardless of any subsequent nonpublic information they receive or the price of the stock at the time of the sale.

Dr. Barnhill has adopted, and one or more additional members of the Company’s management team may adopt, such a plan in order to avoid being prohibited from selling any shares for long periods of time due to the possession of material, nonpublic information during the traditional trading "windows," minimize the market effect of such sales by spreading them over a more extended period than the traditional trading "window,” and gradually diversify financial holdings.

Item 9.01.   Financial Statements and Exhibits.

Exhibit 99.1 Form of Loan Amendment.

Exhibit 99.2 Amendment to Employment Agreement of Stephen Barnhill, M.D., dated as of December 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: January 3, 2006	By: /s/ Stephen Barnhill
Stephen Barnhill
Chief Executive Officer